Exhibit 99.1

Investor Relations and Media Contact: Christina Hachikian (847) 653-7166

Taylor Capital Group reports fourth quarter 2011

income before income taxes of $9.0 million,

improved credit quality

and enhanced capital ratios

Results lead to reversal of valuation allowance

on net deferred tax asset of $73.2 million resulting in fourth quarter 2011 net income of $82.3 million

CHICAGO, IL – January 24, 2012 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported earnings for the fourth quarter of 2011 and for the full year 2011.

FULL YEAR 2011 AND FOURTH QUARTER 2011 HIGHLIGHTS

•

The Bank reported net income during each quarter of 2011, and the Company returned to profitability in 2011. The Company’s income before income taxes was $9.0 million for the fourth quarter of 2011, compared to $9.8 million for the third quarter of 2011. For the full year 2011, income before income taxes was $18.0 million compared to a loss before income taxes of $52.6 million in 2010.

•	Strong business line growth during 2011:

•	Second consecutive quarter exceeding $20 million pre-tax, pre-provision operating earnings(1)

•	Commercial lending remains strategic backbone: expanded customer base and contributed strong fee revenue

•	Cole Taylor Business Capital, the Company’s asset based lending unit, increased loans outstanding by $125.7 million to $476.5 million at December 31, 2011

•	Mortgage banking revenue grew 42.9% during 2011 to $20.4 million as Cole Taylor Mortgage expanded its national platform and diversified revenue streams

•	Credit quality significantly improved during 2011:

•	Credit costs (provision for loan losses and nonperforming asset expense) down 66.5% in 2011 to $54.5 million

•	Nonperforming loans dropped 35.5% in 2011 to $103.1 million

•	Commercial criticized and classified loans(2) fell 39.9% in 2011 to $182.6 million

•	The ratio of the allowance for loan losses to nonperforming loans topped 100% at December 31, 2011

•	Strengthened common equity capital, including raising $60 million in common equity and converting the Company’s Series C Preferred and Series E Preferred to common or a common stock equivalent in 2011

•

These results – combined with management’s belief that the Company has achieved sustainable profitability – supported the Company’s fourth quarter reversal of the previously established $73.2 million valuation allowance on its net deferred tax asset.

•	As a result, stockholders’ equity nearly doubled during 2011 to $409.5 million at December 31, 2011

•	Tangible book value per share rose from $3.97 at December 31, 2010 to $10.84 at December 31, 2011

•	The Company’s total capital to risk weighted assets ratio increased from 12.98% at December 31, 2010 to 14.72% at December 31, 2011

In commenting on the results, Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group said, “The fourth quarter of 2011 was a landmark quarter for Taylor Capital. Our fix and grow strategy, initiated in 2008, has driven significant improvements in the profile of Cole Taylor Bank. Today, the Company’s commercial lending backbone is strong and growing, and our earnings have been diversified and reinforced by the addition of two national business lines: Cole Taylor Business Capital and Cole Taylor Mortgage. Further, our progress on improving credit quality has resulted in a drop in nonperforming loans to approximately $100 million, with an allowance coverage ratio over 100%.”

Mr. Hoppe continued, “We achieved a substantial increase in profitability for 2011 as a result of the progress we have made in fixing asset quality and growing the business. Income before income taxes was $18.0 million for 2011, compared to a loss before income taxes of $52.6 million in 2010. As a result of the Company’s significantly improved profitability, which we believe to be sustainable, we reversed the valuation allowance on our net deferred tax asset. This action represented $2.58 per share of the total $6.87 per share increase in tangible book value from year end 2010 to year end 2011. We are excited to begin 2012 with a strengthened balance sheet and considerable momentum.”

NET INCOME AND NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Net income for the fourth quarter of 2011 was $82.3 million, compared to net income of $9.8 million for the third quarter of 2011. Net income applicable to common stockholders was $70.1 million, or $3.20 per diluted share, for the fourth quarter of 2011(3), compared to net income applicable to common stockholders of $7.3 million, or $0.35 per diluted share, for the third quarter of 2011.

Net income for the full year 2011 was $91.1 million, compared to a net loss of $53.8 million for 2010. Net income applicable to common stockholders was $71.5 million, or $3.45 per diluted share, for 2011(3), compared to a net loss applicable to common stockholders of $79.3 million, or $5.27 per diluted share, for 2010(4).

FOURTH QUARTER 2011 AND FULL YEAR 2011 PERFORMANCE OVERVIEW

Results of Operations – Fourth Quarter 2011

Income before income taxes was $9.0 million for the fourth quarter of 2011, compared to income before income taxes of $9.8 million in the third quarter of 2011. This decline was largely due to a $3.3 million increase in nonperforming asset expense and a $2.0 million decrease in pre-tax, pre-provision operating earnings, partially offset by a $5.3 million reduction in the provision for loan losses as asset quality continues to improve.

Pre-tax, Pre-provision Operating Earnings

Pre-tax, pre-provision operating earnings totaled $21.8 million for the fourth quarter of 2011, compared to $23.8 million for the third quarter of 2011. This decrease was partially due to an increase of $3.9 million in noninterest expense, which was primarily the result of higher compensation expense. Offsetting the higher expenses were an increase in noninterest income of $1.3 million, largely from higher mortgage banking revenue, and an increase in net interest income of $548,000, due to the impact of lower funding costs.

Revenue

Revenue(1) was $52.0 million for the fourth quarter of 2011, compared to $50.1 million for the third quarter of 2011, or an increase of 3.8%.

Net interest income was $35.3 million for the fourth quarter of 2011, up from $34.7 million for the third quarter of 2011, as loan volume increased quarter-over-quarter, partially offset by lower volumes of investment securities. As expected, the net interest margin, however, remained flat at 3.25% for the fourth quarter of 2011. This was largely due to lower funding rates, the result of deposit repricing and changes made to the funding mix over the last few quarters, offset by lower yields on earning assets.

Noninterest income was $16.7 million for the fourth quarter of 2011, excluding gains or losses on investment securities and derivative termination expense, up from $15.4 million for the third quarter of 2011. This increase was primarily due to higher mortgage banking revenue.

Mortgage banking revenue increased to $9.1 million in the fourth quarter of 2011 from $7.6 million in the third quarter of 2011. The growth was due to a rise in loan fundings at Cole Taylor Mortgage, which increased to $782.1 million in the fourth quarter of 2011, up from $521.5 million in the third quarter of 2011. The increased volume was the result of sustained low mortgage interest rates in the fourth quarter and the continued expansion of the unit’s national platform. Also contributing to the increase in mortgage banking revenue was significant growth in mortgage servicing activities, including retained servicing and purchased mortgage servicing rights.

Other derivative fee income was up at $3.3 million in the fourth quarter of 2011, compared to $2.7 million in the third quarter of 2011, including a loss on the termination of certain derivative contracts of $896,000. The fourth quarter represented the second consecutive quarter of higher volumes on interest rate swap agreements entered into by commercial clients of Cole Taylor Commercial Banking and Cole Taylor Commercial Real Estate Banking, two of the Bank’s commercial lending units.

Noninterest Expense

Noninterest expense was $30.2 million for the fourth quarter of 2011, compared to $26.4 million in the third quarter of 2011, excluding nonperforming asset expense and early extinguishment of debt expense. The increase was primarily the result of increased mortgage and other corporate incentive compensation.

Nonperforming asset expense was $1.6 million for the fourth quarter of 2011, compared to a nonperforming asset expense credit of $1.6 million in the third quarter of 2011. The credit in the third quarter was principally the result of reversals of reserves for unfunded commitments associated with nonperforming loans that were resolved during the third quarter of 2011. Nonperforming asset expense in the fourth quarter of 2011 was driven by other real estate and repossessed assets (“OREO”) write downs, partially offset by a reversal of real estate tax expense accruals.

Income Tax Expense

Income tax benefit was $73.3 million for the fourth quarter of 2011, up from $42,000 in the third quarter of 2011, largely due to the one-time income tax benefit that resulted from the reversal of the $73.2 million valuation allowance on the Company’s net deferred tax asset. The valuation allowance was first established in 2008 based on management’s analysis of the continued losses incurred by the Company and the likelihood of recovery of those assets. As the Company returned to profitability in 2011, improved asset quality significantly and bolstered its capital ratios, management has concluded that those assets are more likely than not to be recovered and thus maintaining a valuation allowance for deferred tax assets was no longer necessary.

Results of Operations – Full Year 2011

Income before income taxes was $18.0 million for 2011, compared to a loss before income taxes of $52.6 million in 2010. The improvement between 2010 and 2011 was largely the result of a $108.4 million, or 66.5%, reduction in credit costs. Total credit costs declined from $162.9 million in 2010 to $54.5 million in 2011, as commercial criticized and classified loans continued to decline and asset quality improved. Further improving income before income taxes was an increase of $3.2 million in pre-tax, pre-provision operating earnings from 2010 to 2011. Partially offsetting these improvements were a $36.4 million decline in gains and losses on investment securities, a $3.1 million increase in early extinguishment of debt expense and $896,000 in derivative termination fees that did not occur in 2010.

Pre-tax, Pre-provision Operating Earnings

Pre-tax, pre-provision operating earnings were $72.5 million for 2011, up from $69.3 million for 2010. The year-over-year increase was primarily due to higher noninterest income from mortgage banking revenue and other derivative income, partially offset by higher noninterest expense.

Revenue

For 2011, revenue was $180.2 million, up from $167.4 million for 2010.

Net interest income was $134.4 million for 2011, compared to $136.1 million for 2010. Net interest margin was 3.16% for 2011, compared to 3.17% for 2010. The reduction in both net interest income and net interest margin was the result of lower yields on all earning assets, as well as lower loan volumes during 2011, which were mostly offset by lower funding costs driven by deposit repricing and deliberate changes made to the funding mix.

Noninterest income was $45.8 million for 2011, compared to $31.7 million for 2010, excluding gains and losses on investment securities and derivative termination expense. The increase from 2010 to 2011 was due primarily to higher mortgage banking revenue generated by Cole Taylor Mortgage, and higher other derivative income from customer swap agreements generated by Cole Taylor’s Commercial Banking and Commercial Real Estate Banking.

Noninterest Expense

Noninterest expense was $107.7 million in 2011, up from $98.1 million for 2010, excluding nonperforming asset expense and early extinguishment of debt expense. This was primarily the result of higher compensation expense, including salaries and incentives, largely due to the growth of Cole Taylor Mortgage and Cole Taylor Business Capital.

Income Tax Expense

Income tax benefit was $73.1 million for 2011, up from income tax expense of $1.2 million in 2010, largely due to the one-time income tax benefit that resulted from the reversal of the $73.2 million valuation allowance on the Company’s net deferred tax asset.

Credit Quality – Fourth Quarter 2011

Asset quality improved markedly during the fourth quarter of 2011. Nonperforming loans decreased by 15.2% to $103.1 million at December 31, 2011, from $121.5 million at September 30, 2011. Commercial criticized and classified loans decreased for the sixth consecutive quarter to $182.6 million at December 31, 2011, from $221.1 million at September 30, 2011, a 17.4% decline. The coverage ratio of the allowance for loan losses to nonperforming loans topped one hundred percent at 100.66% at December 31, 2011, compared to 87.06% at September 30, 2011.

Loan Portfolio Performance and Credit Quality

Nonperforming assets were $138.7 million at December 31, 2011, compared to $150.8 million at September 30, 2011. Nonperforming assets to total assets declined to 2.96% at December 31, 2011, compared to 3.35% at September 30, 2011.

Nonaccrual loans decreased to $103.1 million at December 31, 2011, compared to $121.5 million at September 30, 2011, due to pay downs and charge-offs. The total decline of $18.4 million largely consisted of reductions of $12.1 million in commercial and industrial nonaccrual loans and $4.1 million in commercial real estate secured nonaccrual loans.

OREO increased to $35.6 million at December 31, 2011 from $29.2 million at September 30, 2011. This was due to several new properties being transferred to OREO, as foreclosures were completed in the fourth quarter of 2011. The increase was partially offset by OREO sales during the quarter.

Commercial criticized and classified loans were $182.6 million at December 31, 2011, compared to $221.1 million at September 30, 2011. This decrease was largely the result of pay downs and charge-offs during the fourth quarter of 2011, partially offset by new loans being placed on criticized and classified status.

Allowance and Provision for Loan Losses

The allowance for loan losses was $103.7 million at December 31, 2011, down from $105.8 million at September 30, 2011, as credit quality trends continued to improve, nonperforming loans dropped and commercial criticized and classified loans declined. This decline resulted from net charge-offs exceeding the provision for loan losses during the fourth quarter of 2011 by $2.1 million. The coverage ratio of the allowance for loan losses to nonperforming loans was 100.66% at December 31, 2011, up from 87.06% at September 30, 2011.

For the fourth quarter of 2011, the provision for loan losses was $11.0 million, down from $16.2 million for the third quarter of 2011.

Credit Quality – Full Year 2011

Significant asset quality improvement was achieved during 2011. Nonperforming loans declined by $56.6 million, or 35.4%, from $159.7 million at year end 2010 to $103.1 million at year end 2011. Moreover, commercial criticized and classified loans decreased $121.3 million, or 39.9%, from $303.9 million at December 31, 2010 to $182.6 million at December 31, 2011. These improvements are the result of significant nonperforming asset resolutions, combined with a slowdown in both migrations to nonperforming status and inflows to criticized and classified status. As a result, credit costs have declined by 66.5%, from $162.9 million for the full year 2010 to $54.5 million for the full year 2011.

Loan Portfolio Performance and Credit Quality

Nonperforming assets were $138.7 million at December 31, 2011, compared to $191.2 million at December 31, 2010. Nonperforming assets to total assets were 2.96% at December 31, 2011, compared to 4.26% at December 31, 2010.

Nonaccrual loans totaled $103.1 million at December 31, 2011, compared to $159.7 million at December 31, 2010, a decrease of $56.6 million. The two largest reductions were a $28.5 million decrease in commercial and industrial nonaccrual loans and a $12.9 million decline in residential construction and land nonaccrual loans. The reduction in commercial and industrial nonaccrual loans was principally due to lower nonaccrual loans in the portfolio of loans to banks and bank holding companies, partially offset by migrations of other commercial and industrial types. The portfolio of loans to banks and bank holding companies has declined to $57.8 million at December 31, 2011, from $92.9 million at December 31, 2010. The reduction in residential construction and land nonaccrual loans is the results of the Company’s focus on reducing the overall exposure to these types of loans.

OREO was $35.6 million at December 31, 2011, compared to $31.5 million at December 31, 2010. Despite active resolution of nonperforming assets, the balance of OREO increased as of year end 2011.

Commercial criticized and classified loans were $182.6 million at December 31, 2011, down 39.9% from $303.9 million at December 31, 2010, and down 55.1% from $406.3 million a year earlier at December 31, 2009.

Allowance and Provision for Loan Losses

The allowance for loan losses declined to $103.7 million at December 31, 2011, from $124.6 million at December 31, 2010, as charge offs during 2011 exceeded the provision for loan losses. Despite this decline, the allowance for loan losses as a percent of nonperforming loans was 100.66% at December 31, 2011, up from 77.98% at December 31, 2010. For 2011, the provision for loan losses was $49.3 million, compared to $143.1 million for 2010.

Credit Quality Performance Summary

(in thousands)	12/31/2011	9/30/2011	Change 9/30/2011 to 12/31/2011	12/31/2010	Change 12/31/2010 to 12/31/2011
Nonperforming loans	$103,061	$121,534	($18,473)	$159,740	($56,679)
Nonperforming assets	$138,683	$150,771	($12,088)	$191,230	($52,547)
Nonperforming loans to total loans	3.31%	4.02%	-0.71%	5.16%	-1.85%
Allowance to nonperforming loans	100.66%	87.06%	13.60%	77.98%	22.68%
Commercial criticized and classified loans	$182,570	$221,122	($38,552)	$303,923	($121,353)

Balance Sheet – Fourth Quarter 2011

Assets

Total assets at December 31, 2011 were $4.69 billion, compared to $4.50 billion at September 30, 2011.

Investment securities were $1.28 billion at December 31, 2011, compared to $1.31 billion at September 30, 2011.

Loans held for sale were $186.0 million at December 31, 2011, compared to $148.7 million at September 30, 2011, a result of continued growth in mortgage origination volumes at Cole Taylor Mortgage in the fourth quarter of 2011.

Loans, net of allowance for loan losses, were $2.82 billion at December 31, 2011, compared to $2.77 billion at September 30, 2011, an increase of $57.0 million. Commercial and industrial loans, including commercial owner-occupied real estate loans, were $1.87 billion at December 31, 2011, up from $1.82 billion at September 30, 2011. Consumer-oriented loans were $300.3 million at December 31, 2011, up from $266.8 million at September 30, 2011, primarily the result of certain mortgages originated by Cole Taylor Mortgage being held in the loan portfolio rather than sold in the secondary market. Offsetting these increases was a decrease in real estate related loans, excluding commercial owner-occupied real estate loans, to $755.6 million at December 31, 2011, from $789.5 million at September 30, 2011. This decline was due to pay downs and nonperforming loan resolutions during the fourth quarter of 2011.

Other assets increased to $167.1 million at December 31, 2011, from $92.1 million at September 30, 2011. The increase of $75.0 million was largely the result of the Company reversing the valuation allowance on its net deferred tax asset.

Liabilities and Stockholders’ Equity

Total liabilities at December 31, 2011, were $4.28 billion, compared to $4.21 billion at September 30, 2011.

Total deposits were $3.12 billion at December 31, 2011, compared to $2.93 billion at September 30, 2011, an increase of $196.9 million. The rise in deposits during the fourth quarter of 2011 was largely due to growth in core deposits, including increases in noninterest-bearing deposits of $144.4 million, NOW accounts of $51.0 million, and money market accounts of $52.2 million.

The increase in deposits was partially offset by a reduction in notes payable and other advances to $747.5 million at December 31, 2011, from $872.5 million at September 30, 2011, as a result of lower Federal Home Loan Bank advances. Other borrowings also declined to $168.1 million at December 31, 2011 from $180.8 million at September 30, 2011, largely due to a decline in Federal Funds borrowing.

Total stockholders’ equity increased to $409.5 million at December 31, 2011, from $288.9 million at September 30, 2011. The increase was largely due to net income available to common stockholders in the fourth quarter of 2011, which was the result of strong earnings from the business, which enabled the reversal of the valuation allowance on the Company’s net deferred tax asset. In addition, the $35 million rights offering completed during the fourth quarter of 2011 further bolstered stockholders’ equity.

During the fourth quarter of 2011, the Company completed the previously disclosed conversion of its 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series C (“Series C Preferred”) and 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series E (“Series E Preferred”), totaling $37.5 million in preferred stock, into shares of common stock, or in the case of some shareholders Nonvoting Non-Cumulative Convertible Perpetual Preferred Stock, Series G (“Series G Preferred”). This transaction strengthened the common equity component of stockholders’ equity by replacing an outstanding preferred stock with common equity.

Balance Sheet – Full Year 2011

Assets

Total assets at December 31, 2011, were $4.69 billion, compared to $4.48 billion at December 31, 2010.

Investment securities were $1.28 billion at December 31, 2011, compared to $1.25 billion at December 31, 2010.

Loans held for sale were $186.0 million at December 31, 2011, compared to $259.0 million at December 31, 2010. This decline was due to improved efficiencies in the secondary marketing processes in 2011, and therefore faster turnover of mortgage loans held for sale.

Loans, net of allowance for loan losses, at December 31, 2011, were $2.82 billion, compared to $2.71 billion at December 31, 2010. Commercial and industrial loans, including commercial owner-occupied real estate loans, were $1.87 billion at December 31, 2011, up from $1.76 billion at December 31, 2010. Consumer-oriented loans were $300.3 million at December 31, 2011, up from $152.7 million at December 31, 2010, primarily the result of certain mortgages originated by Cole Taylor Mortgage being held in the loan portfolio, rather than being sold in the secondary market. Offsetting these increases was a decrease in real estate related loans, excluding commercial owner-occupied real estate loans, to $755.6 million at December 31, 2011, from $919.3 million at December 31, 2010. This decline was due to pay downs and nonperforming loan resolutions during 2011.

Liabilities and Stockholders’ Equity

Total liabilities at December 31, 2011, were unchanged from December 31, 2010 at $4.28 billion.

Total deposits were $3.12 billion at December 31, 2011, compared to $3.03 billion at December 31, 2010. The largest movements in deposits during 2011 were in core funding categories, including increases in noninterest bearing deposits of $169.2 million, NOW accounts of $76.2 million and money market accounts of $74.1 million. Out-of-local-market certificates of deposit also increased $36.5 million. Partially offsetting these increases were declines during 2011 in customer certificates of deposit of $156.2 million, in-market CDARS time deposits of $60.7 million and brokered certificates of deposit of $42.8 million. The declines were due to planned runoff in higher priced sources of funding.

Other borrowings were down to $168.1 million at December 31, 2011, from $511.0 million at December 31, 2010, primarily due to a reduction in repurchase agreements. The decrease in other borrowings was in part offset by an increase in notes payable and other advances to $747.5 million at December 31, 2011, from $505.0 million at December 31, 2010, due to an increase in Federal Home Loan Bank advances. These actions were taken together to shift the funding mix to lower the overall cost of funds.

Total stockholders’ equity almost doubled to $409.5 million at December 31, 2011, from $208.8 million at December 31, 2010. The increase was due to net income available to common stockholders during 2011, which was principally due to the reversal of the valuation allowance on the net deferred tax asset, as well as significantly increased income before income taxes in 2011 compared to a loss in 2010. In addition, during 2011, the Company completed two previously disclosed capital raises totaling $60 million, further bolstering stockholders’ equity. A shift in the capital mix also took place as a result of the Company’s conversion of its Series C Preferred and Series E Preferred to common stock or Series G Preferred, a common stock equivalent, in the fourth quarter of 2011.

Capital

At December 31, 2011, the Company’s Tier I Risk Based Capital ratio was 11.22%, while its Total Risk Based Capital ratio was 14.72% and its Tier I Capital to Average Assets leverage ratio was 8.84%.

All the Company’s regulatory capital ratios exceeded the regulatory requirements for well-capitalized bank holding companies of 6.00% for Tier I Risk Based Capital, 10.00% for Total Risk Based Capital and 5.00% for Tier I Capital to Average Assets.

Conference Call and Slide Presentation

The Company will host a webcast and conference call on Wednesday, January 25, 2012, at 9:00 am Central Time (10:00 am Eastern Time) to discuss fourth quarter 2011 and full year 2011 earnings and other matters. To access the call, please dial (866)450-8367 (toll-free) or (412)317-5427, and enter the code 4306742. Participants are encouraged to dial into the call approximately 10 minutes prior to the start time. To access streaming audio, please go to www.taylorcapitalgroup.com.

The Company will also provide a slide presentation, which management will speak to during the discussion. A copy of the presentation will be available for download prior to the start of the call at www.taylorcapitalgroup.com. The presentation will not be webcast live. If you have any trouble obtaining a copy of the presentation, please call Investor Relations at (847)653-7166.

A replay of the conference call will be made available after approximately 12:00 p.m. Central Time (1:00 p.m. Eastern Time), and the instructions for accessing the replay will be available on the Company’s website at that time.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-To-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio and Held for Sale Aging

•	Funding Liabilities

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.7 billion bank holding company for Cole Taylor Bank, a commercial bank headquartered in Chicago. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Through its divisions Cole Taylor Business Capital and Cole Taylor Mortgage, the Bank also provides asset based lending and residential mortgage loan products through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

Endnotes:

(1) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of pre-tax, pre-provision operating earnings and revenue are provided in the attached tables.

(2) Commercial criticized and classified loans (special mention, substandard, and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land, and commercial construction and land loans. Excludes consumer loans.

(3) Net income applicable to common stockholders for the fourth quarter of 2011 and for the full year 2011 includes a non-cash, non-capital impacting implied dividend of $10.5 million in the fourth quarter of 2011, representing an inducement to the holders of the Company’s Series C Preferred and Series E Preferred to participate in the conversion of such stock into common stock, or in the case of some stockholders, Series G Preferred, a common stock equivalent, in the fourth quarter of 2011.

(4) Net loss applicable to common stockholders for 2010 includes a non-cash, non-capital impacting implied dividend of $15.8 million in the second quarter of 2010, representing an inducement to the holders of the Company’s Series A Preferred to participate in the conversion of such stock into common stock in the second quarter of 2010.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “prudent,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well-capitalized; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; negative developments and further disruption in the credit and lending markets impacting our business and the businesses of our customers, as well as other banks and lending institutions with which we have commercial relationships; the continued decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high volume of loans secured by commercial real estate in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with the current and planned growth of our new mortgage unit, including the expansion into new geographic markets and regulatory changes; lending concentration risks; the risks associated with attracting and retaining experienced and qualified personnel, including our senior management and other key personnel in our core business lines; uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us; security risks relating to our internet banking activities that could damage our reputation and our business; the potential impact of certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; the effect on our profitability if interest rates fluctuate, as well as the effect of our customers’ changing use of our deposit products; the ability to use net operating loss carryforwards to reduce future tax payments if an ownership change of the Company is deemed to have occurred for tax purposes; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; continuation of volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the conditions of the local economy in which we operate and continued weakness in the local economy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, loan syndication opportunities and competition; regulatory restrictions and liquidity constraints at the holding company level that could impair our ability to pay dividends or interest on our outstanding securities; significant restrictions on our operations as a result of our participation in the TARP Capital Purchase Program; the impact of changes in legislation, including the Dodd-Frank Act and the regulations promulgated thereunder, or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned “Risk Factors” in our December 31, 2010 Annual Report on Form 10-K filed with the SEC on March 22, 2011. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) Dec. 31, 2011	(Unaudited) Sept. 30, 2011	Dec. 31, 2010
ASSETS
Cash and cash equivalents	$121,164	$83,902	$81,329
Investment securities	1,279,676	1,309,579	1,254,477
Loans held for sale	185,984	148,718	259,020
Loans, net of allowance for loan losses of $103,744 at December 31, 2011, $105,805 at September 30, 2011 and $124,568 at December 31, 2010	2,824,555	2,767,605	2,710,770
Premises, leasehold improvements and equipment, net	14,882	15,356	15,890
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	56,781	56,767	40,032
Other real estate and repossessed assets, net	35,622	29,237	31,490
Other assets	167,146	92,070	90,846

Total assets	$4,685,810	$4,503,234	$4,483,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$802,480	$658,092	$633,300
Interest-bearing	2,320,731	2,268,189	2,393,606

Total deposits	3,123,211	2,926,281	3,026,906
Other borrowings	168,133	180,755	511,008
Accrued interest, taxes and other liabilities	61,183	58,725	56,697
Notes payable and other advances	747,500	872,500	505,000
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	89,648	89,436	88,835

Total liabilities	4,276,282	4,214,304	4,275,053

Stockholders’ equity:
Preferred stock, Series B	102,042	101,619	100,389
Preferred stock, Series C	—	31,912	31,912
Preferred stock, Series D	4	4	4
Preferred stock, Series E	—	5,588	5,588
Preferred stock, Series G	9	2	—
Common stock	297	217	192
Surplus	423,674	340,641	312,693
Accumulated deficit	(118,426)	(188,511)	(189,895)
Accumulated other comprehensive income (loss)	31,513	27,043	(22,497)
Treasury stock	(29,585)	(29,585)	(29,585)

Total stockholders’ equity	409,528	288,930	208,801

Total liabilities and stockholders’ equity	$4,685,810	$4,503,234	$4,483,854

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Interest income:
Interest and fees on loans	$35,395	$35,204	$38,607	$140,307	$153,899
Interest and dividends on investment securities:
Taxable	10,268	11,391	10,500	44,864	50,162
Tax-exempt	677	700	855	2,874	4,444
Interest on cash equivalents	5	4	5	15	11

Total interest income	46,345	47,299	49,967	188,060	208,516

Interest expense:
Deposits	5,990	6,505	9,402	29,147	44,286
Other borrowings	419	1,131	1,797	4,865	8,648
Notes payable and other advances	700	995	1,291	3,838	5,289
Junior subordinated debentures	1,458	1,445	1,449	5,792	5,804
Subordinated notes	2,512	2,505	2,466	10,004	8,415

Total interest expense	11,079	12,581	16,405	53,646	72,442

Net interest income	35,266	34,718	33,562	134,414	136,074
Provision for loan losses	10,955	16,240	59,923	49,258	143,127

Net interest income (loss) after provision for loan losses	24,311	18,478	(26,361)	85,156	(7,053)

Noninterest income:
Service charges	2,998	2,897	2,861	11,481	11,282
Mortgage banking revenue	9,053	7,571	5,758	20,384	14,261
Gain (loss) on disposition of bulk purchased mortgage loans	6	30	19	105	(2,418)
Gain on sales of investment securities	6	4,938	6,997	4,944	41,376
Other derivative income	3,344	2,735	669	7,026	1,963
Other noninterest income	1,131	1,261	1,705	5,302	6,219

Total noninterest income	16,538	19,432	18,009	49,242	72,683

Noninterest expense:
Salaries and employee benefits	19,402	15,462	16,408	64,736	54,073
Occupancy of premises, furniture and equipment	2,565	2,707	2,637	10,765	10,612
Nonperforming asset expense	1,622	(1,648)	9,259	5,264	19,790
FDIC assessment	1,632	1,626	1,877	6,705	8,238
Early extinguishment of debt	—	3,444	—	3,444	378
Legal fees, net	920	1,081	1,195	3,821	4,922
Other noninterest expense	5,705	5,480	5,595	21,658	20,223

Total noninterest expense	31,846	28,152	36,971	116,393	118,236

Income (loss) before income taxes	9,003	9,758	(45,323)	18,005	(52,606)
Income tax expense (benefit)	(73,317)	(42)	284	(73,110)	1,217

Net income (loss)	82,320	9,800	(45,607)	91,115	(53,823)
Preferred dividends and discounts	(1,734)	(2,477)	(2,448)	(9,145)	(9,699)
Implied non-cash preferred dividend	(10,501)	—	—	(10,501)	(15,756)

Net income (loss) applicable to common stockholders	$70,085	$7,323	$(48,055)	$71,469	$(79,278)

Basic income (loss) per common share	$3.20	$0.35	$(2.76)	$3.45	$(5.27)
Diluted income (loss) per common share	3.20	0.35	(2.76)	3.45	(5.27)
Wtd-avg common shares outstanding – basic	20,684,652	19,920,269	17,427,676	19,474,273	15,049,868
Wtd-avg common shares outstanding – diluted	20,709,071	19,924,987	17,427,676	19,499,275	15,049,868

SUMMARY OF KEY QUARTERLY FINANCIAL DATA

(dollars in thousands)

Unaudited

	2011				2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Condensed Income Data:
Net interest income	$35,266	$34,718	$32,243	$32,187	$33,562
Provision for loan losses	10,955	16,240	11,822	10,241	59,923
Total noninterest income	16,538	19,432	6,387	6,885	18,009
Total noninterest expense	31,846	28,152	27,846	28,549	36,971

Income (loss) before income taxes	9,003	9,758	(1,038)	282	(45,323)
Income tax expense (benefit)	(73,317)	(42)	355	(106)	284

Net income (loss)	82,320	9,800	(1,393)	388	(45,607)
Preferred dividends and discounts	(1,734)	(2,477)	(2,470)	(2,464)	(2,448)
Implied non-cash preferred dividends	(10,501)	—	—	—	—

Net income (loss) applicable to common stockholders	$70,085	$7,323	$(3,863)	$(2,076)	$(48,055)

Non-GAAP Measures of Performance (1)
Revenue	$51,988	$50,108	$39,011	$39,072	$44,574
Pre-tax, pre-provision operating earnings	21,764	23,752	13,178	13,800	16,862

Per Share Data:
Basic earnings (loss) per common share	$3.20	$0.35	$(0.19)	$(0.12)	$(2.76)
Diluted earnings (loss) per common share	3.20	0.35	(0.19)	(0.12)	(2.76)
Tangible book value per common share	10.84	7.37	5.13	4.50	3.97
Weighted average common shares-basic	20,684,652	19,920,269	19,811,006	17,440,617	17,427,676
Weighted average common shares-diluted	20,709,071	19,924,987	19,811,006	17,440,617	17,427,676
Common shares outstanding-end of period	28,360,076	20,312,842	20,240,408	20,184,809	17,877,708

Performance Ratios (annualized):
Return (loss) on average assets	7.26%	0.89%	(0.13)%	0.04%	(4.08)%
Return (loss) on average equity	112.63%	15.30%	(2.36)%	0.75%	(64.86)%
Efficiency ratio (2)	61.26%	56.18%	71.38%	73.07%	82.94%

Average Balance Sheet Data (3):
Total assets	$4,533,916	$4,411,811	$4,331,166	$4,389,583	$4,474,270
Investments	1,299,059	1,361,630	1,374,892	1,355,827	1,273,452
Cash equivalents	1,651	2,049	1,457	1,109	1,598
Loans	3,066,629	2,936,781	2,869,169	2,933,939	3,063,780
Total interest-earning assets	4,367,339	4,300,460	4,245,518	4,290,875	4,338,830
Interest-bearing deposits	2,365,451	2,276,657	2,393,647	2,460,937	2,374,297
Borrowings	1,080,583	1,177,136	1,043,623	1,057,337	1,151,370
Total interest-bearing liabilities	3,446,034	3,453,793	3,437,270	3,518,274	3,525,667
Noninterest-bearing deposits	738,371	646,946	604,018	612,032	617,158
Total stockholders’ equity	292,356	256,264	236,180	206,476	281,251

Tax Equivalent Net Interest Margin:
Net interest income as stated	$35,266	$34,718	$32,243	$32,187	$33,562
Add: Tax equivalent adjust. - investment (4)	365	377	389	417	460
Tax equivalent adjust. - loans (4)	32	33	48	24	25

Tax equivalent net interest income	$35,663	$35,128	$32,680	$32,628	$34,047

Net interest margin without tax adjust.	3.21%	3.21%	3.04%	3.03%	3.08%
Net interest margin - tax equivalent (4)	3.25%	3.25%	3.09%	3.07%	3.12%
Yield on earning assets without tax adjust.	4.22%	4.37%	4.42%	4.48%	4.58%
Yield on earning assets - tax equivalent (4)	4.26%	4.41%	4.46%	4.52%	4.62%
Yield on interest-bearing liabilities	1.28%	1.45%	1.70%	1.77%	1.85%
Net interest spread - without tax adjust.	2.94%	2.93%	2.72%	2.71%	2.73%
Net interest spread - tax equivalent (4)	2.98%	2.97%	2.76%	2.75%	2.77%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY YEAR-TO-DATE FINANCIAL DATA

(dollars in thousands)

Unaudited

	Year To Date December 31,
	2011	2010
Condensed Income Data:
Net interest income	$134,414	$136,074
Provision for loan losses	49,258	143,127
Total noninterest income	49,242	72,683
Total noninterest expense	116,393	118,236

Income (loss) before income taxes	18,005	(52,606)
Income tax expense (benefit)	(73,110)	1,217

Net income (loss)	91,115	(53,823)
Preferred dividends and discounts	(9,145)	(9,699)
Implied non-cash preferred dividends	(10,501)	(15,756)

Net income (loss) applicable to common stockholders	$71,469	$(79,278)

Non-GAAP Measures of Performance (1)
Revenue	$180,179	$167,381

Pre-tax, pre-provision operating earnings	72,494	69,313

Per Share Data:
Basic income (loss) per common share	$3.45	$(5.27)
Diluted income (loss) per common share	3.45	(5.27)
Tangible book value per common share	10.84	3.97
Weighted average common shares-basic	19,474,273	15,049,868
Weighted average common shares-diluted	19,499,275	15,049,868
Shares outstanding-end of period	28,360,076	17,877,708

Performance Ratios (annualized):
Return (loss) on average assets	2.06%	(1.20)%
Return (loss) on average equity	36.73%	(19.54)%
Efficiency ratio (2)	64.60%	70.64%

Average Balance Sheet Data (3):
Total assets	$4,417,002	$4,493,413
Investments	1,347,734	1,331,138
Cash equivalents	1,570	939
Loans	2,951,952	3,034,898
Total interest-earning assets	4,301,256	4,366,975
Interest-bearing deposits	2,373,644	2,386,808
Borrowings	1,089,973	1,175,450
Total interest-bearing liabilities	3,463,617	3,562,258
Noninterest-bearing deposits	650,679	602,757
Total stockholders’ equity	248,077	275,494

Tax Equivalent Net Interest Margin:
Net interest income as stated	$134,414	$136,074
Add: Tax equivalent adjust. - investment (4)	1,547	2,393
Tax equivalent adjust. - loans (4)	137	100

Tax equivalent net interest income	$136,098	$138,567

Net interest margin without tax adjust.	3.12%	3.12%
Net interest margin - tax equivalent (4)	3.16%	3.17%
Yield on earning assets without tax adjust.	4.37%	4.77%
Yield on earning assets - tax equivalent (4)	4.41%	4.83%
Yield on interest-bearing liabilities	1.30%	2.03%
Net interest spread - without tax adjust.	2.82%	2.74%
Net interest spread - tax equivalent (4)	2.86%	2.80%

Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.
(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.
(3)	Average balances are daily averages.
(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA

(dollars in thousands)

Unaudited

	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010
Condensed Balance Sheet Data:
Investment securities	$1,279,676	$1,309,579	$1,328,857	$1,305,486	$1,254,477
Loans	3,114,283	3,022,128	2,916,075	2,836,759	3,094,358
Allowance for loan losses	103,744	105,805	109,044	114,966	124,568
Total assets	4,685,810	4,503,234	4,395,116	4,286,690	4,483,854
Total deposits	3,123,211	2,926,281	2,906,777	3,076,857	3,026,906
Total borrowings	1,091,888	1,229,298	1,186,213	926,611	1,191,450
Total stockholders’ equity	409,528	288,930	242,554	229,039	208,801

Asset Quality Ratios:
Nonperforming loans	$103,061	$121,534	$143,058	$168,210	$159,740
Nonperforming assets	138,683	150,771	170,915	206,375	191,230
Allowance for loan losses to total loans (excluding loans held for sale)	3.54%	3.68%	3.85%	4.13%	4.39%
Allowance for loan losses to nonperforming loans	100.66%	87.06%	76.22%	68.35%	77.98%
Nonperforming assets to total loans plus repossessed property	4.68%	4.94%	5.98%	7.18%	6.12%

Capital Ratios (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	14.72%	13.63%	13.80%	14.24%	12.98%
Tier I Capital (to Risk Weighted Assets)	11.22%	10.08%	9.90%	10.26%	8.93%
Leverage (to average assets)	8.84%	7.83%	7.78%	7.72%	6.89%

COMPOSITION OF LOAN PORTFOLIO (unaudited)

(dollars in thousands)

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	December 31, 2011		September 30, 2011		December 31, 2010
Loans:	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,426,221	48.8%	$1,398,337	48.7%	$1,351,862	47.7%
Commercial real estate secured	1,037,976	35.4	1,017,899	35.4	1,120,361	39.5
Residential construction & land	64,824	2.2	71,227	2.5	104,036	3.7
Commercial construction & land	99,021	3.4	119,157	4.1	106,423	3.8

Total commercial loans	2,628,042	89.8	2,606,620	90.7	2,682,682	94.7
Consumer	300,257	10.2	266,790	9.3	152,657	5.3

Gross loans	2,928,299	100.0%	2,873,410	100.0%	2,835,339	100.0%

Less: Unearned discount	—		—		(1)

Total loans	2,928,299		2,873,410		2,835,338
Less: Loan loss allowance	(103,744)		(105,805)		(124,568)

Net loans	$2,824,555		$2,767,605		$2,710,770

Loans Held for Sale	$185,984		$148,718		$259,020

The following tables provide details of the Company’s commercial real estate and residential construction and land portfolios:

	December 31, 2011		September 30, 2011		December 31, 2010
Commercial real estate secured*:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$143,052	13.8%	$154,302	15.2%	$198,527	17.7%
Office/mixed use property	113,429	10.9	105,381	10.4	116,726	10.4
Commercial properties	129,921	12.5	130,440	12.8	147,920	13.2
Specialized – other	80,971	7.8	77,029	7.6	82,332	7.4
Other commercial properties	40,270	3.9	40,052	3.9	43,595	3.9

Subtotal commercial non-owner occupied	507,643	48.9	507,204	49.9	589,100	52.6
Commercial owner-occupied	446,259	43.0	418,739	41.1	411,519	36.7
Multi-family properties	84,074	8.1	91,956	9.0	119,742	10.7

Total commercial real estate secured	$1,037,976	100.0%	$1,017,899	100.0%	$1,120,361	100.0%

Residential construction & land:
Residential construction	$47,163	72.8%	$51,342	72.1%	$80,685	77.6%
Land	17,661	27.2	19,885	27.9	23,351	22.4

Total residential construction and land	$64,824	100.0%	$71,227	100.0%	$104,036	100.0%

*	As a result of our core system conversion, we identified certain sub-codings within our loan system that changed the characterization of certain commercial real estate non-owner occupied loans to owner occupied real estate. Although there was no impact to the calculation of the total commercial real estate loans, we have adjusted the table above to reflect the revised classifications for all periods presented.

CREDIT QUALITY (unaudited)

(dollars in thousands)

	At or for the Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$55
Nonaccrual loans:
Commercial and industrial	42,909	55,052	71,438
Commercial real estate secured	35,159	39,305	42,221
Residential construction and land	7,810	7,529	20,660
Commercial construction and land	5,279	6,172	12,734
Consumer	11,904	13,476	12,632

Total nonaccrual loans	103,061	121,534	159,685

Total nonperforming loans	103,061	121,534	159,740
Other real estate owned and repossessed assets	35,622	29,237	31,490

Total nonperforming assets	$138,683	$150,771	$191,230

Other Credit Quality Information:
Loans contractually past due 30 through 89 days and still accruing	$7,409	$5,609	$11,948
Commercial criticized and classified loans (1)	182,570	221,122	303,923
Performing restructured loans	14,176	11,365	29,786
Recorded balance of impaired loans	108,535	119,472	181,081
Allowance for loan losses related to impaired loans	32,044	32,051	59,857

Allowance for Loan Losses Summary:
Allowance at beginning of period	$105,805	$109,044	$94,138
Charge-offs, net of recoveries:
Commercial and commercial real estate	(10,898)	(17,559)	(27,944)
Real estate – construction and land	(1,498)	(1,116)	(639)
Consumer	(620)	(804)	(910)

Total net charge-offs	(13,016)	(19,479)	(29,493)
Provision for loan losses	10,955	16,240	59,923

Allowance at end of period	$103,744	$105,805	$124,568

Key Credit Ratios:
Nonperforming loans to total loans	3.31%	4.02%	5.16%
Nonperforming assets to total loans plus repossessed property (excluding loans held for sale)	4.68%	4.94%	6.12%
Nonperforming assets to total assets	2.96%	3.35%	4.26%
Annualized net charge-offs to average total loans	2.37%	2.61%	3.85%
Allowance to total loans at end of period (excluding loans held for sale)	3.54%	3.68%	4.39%
Allowance to nonperforming loans	100.66%	87.06%	77.98%
30 – 89 days past due to total loans	0.24%	0.19%	0.39%

(1)	Commercial criticized and classified loans (special mention, substandard and nonaccrual loans) in commercial & industrial, commercial real estate, residential construction and land and commercial construction and land loans. Excludes consumer loans.

LOAN PORTFOLIO AND HELD FOR SALE AGING (unaudited)

(dollars in thousands)

	As of December 31, 2011
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$129	$—	$42,909	$1,383,183	$1,426,221	46%	$51,388
Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	6,693	136,359	143,052	4%	6,539
Office/mixed use property	—	—	3,291	110,138	113,429	4%	3,455
Commercial properties	—	—	1,641	128,280	129,921	4%	2,694
Specialized – other	—	—	6,391	74,580	80,971	3%	2,646
Other commercial properties	—	—	—	40,270	40,270	1%	798

Subtotal commercial non-owner occupied	—	—	18,016	489,627	507,643	16%	16,132
Commercial owner-occupied	—	—	6,472	439,787	446,259	14%	10,048
Multi-family properties	—	—	10,671	73,403	84,074	3%	4,139

Total commercial real estate secured	—	—	35,159	1,002,817	1,037,976	33%	30,319
Residential construction & land:
Residential construction	—	—	6,324	40,839	47,163	2%	5,768
Land	—	—	1,486	16,175	17,661	*	2,315

Total residential construction and land	—	—	7,810	57,014	64,824	2%	8,083
Commercial construction and land	—	—	5,279	93,742	99,021	3%	6,978

Total commercial loans	129	—	91,157	2,536,756	2,628,042	84%	96,768
Consumer loans	7,280	—	11,904	467,057	486,241	16%	6,976

Total loans	$7,409	$—	$103,061	$3,003,813	$3,114,283	100%	$103,744

*	= less than 1%

FUNDING LIABILITIES (unaudited)

(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	December 31, 2011		September 30, 2011		December 31, 2010
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
In-market deposits:
Noninterest-bearing deposits	$738,371	23.8%	$646,946	22.1%	$617,158	20.6%
NOW accounts	302,516	9.8	252,123	8.6	268,446	9.0
Savings deposits	38,337	1.2	38,818	1.3	40,120	1.3
Money market accounts	632,451	20.4	609,256	20.9	579,990	19.4
Customer certificates of deposit	573,903	18.5	611,360	20.9	725,383	24.3
CDARS in-market time deposits	157,424	5.1	142,552	4.9	145,808	4.9
Public time deposits	57,630	1.8	58,333	2.0	63,324	2.1

Total in-market deposits	2,500,632	80.6	2,359,388	80.7	2,440,229	81.6

Out-of-market deposits:
Brokered money market deposits	—	—	—	—	6,028	0.2
Out-of-local-market certificates of deposit	138,997	4.5	122,942	4.2	94,856	3.2
Out-of-local-market CDARS	32,122	1.0	—	—	—	—
Brokered certificates of deposit	432,071	13.9	441,273	15.1	450,342	15.0

Total out-of-market deposits	603,190	19.4	564,215	19.3	551,226	18.4

Total deposits	$3,103,822	100.0%	$2,923,603	100.0%	$2,991,455	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes the Company’s deposits as “in-market” and “out-of-market” deposits:

	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
In-market deposits:
Noninterest-bearing deposits	$802,480	$658,092	$633,300
NOW accounts	324,877	273,863	248,662
Savings accounts	38,370	38,480	37,992
Money market accounts	657,500	605,312	583,365
Customer certificates of deposit	558,874	579,020	715,030
CDARS time deposits	122,219	148,500	182,879
Public time deposits	54,086	59,030	70,697

Total in-market deposits	2,558,406	2,362,297	2,471,925

Out-of-market deposits:
Brokered money market deposits	—	—	5,832
Out-of-local-market certificates of deposit	135,838	126,910	99,313
Out-of-local-market CDARS	21,899	—	—
Brokered certificates of deposit	407,068	437,074	449,836

Total out-of-market deposits	564,805	563,984	554,981

Total deposits	$3,123,211	$2,926,281	$3,026,906

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)

(dollars in thousands)

The following, as of the dates indicated, reconciles the income (loss) before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010
Income (loss) before income taxes	$9,003	$9,758	$(1,038)	$282	$(45,323)
Add back (subtract):
Credit costs:
Provision for loan losses	10,955	16,240	11,822	10,241	59,923
Nonperforming asset expense	1,622	(1,648)	2,013	3,277	9,259

Credit costs subtotal	12,577	14,592	13,835	13,518	69,182
Other:
Gain on sales of investment securities	(6)	(4,938)	—	—	(6,997)
Derivative termination fees	—	896	—	—	—
Early extinguishment of debt	—	3,444	—	—	—
Impairment of investment securities	190	—	381	—	—

Other subtotal	184	(598)	381	—	(6,997)

Pre-tax, pre-provision operating earnings	$21,764	$23,752	$13,178	$13,800	$16,862

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010
Net interest income	$35,266	$34,718	$32,243	$32,187	$33,562
Noninterest income	16,538	19,432	6,387	6,885	18,009
Add back (subtract):
Gain on sales of investment securities	(6)	(4,938)	—	—	(6,997)
Derivative termination fees	—	896	—	—	—
Impairment of investment securities	190	—	381	—	—

Revenue	$51,988	$50,108	$39,011	$39,072	$44,574

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision of loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, derivative termination fees, early extinguishment of debt and impairment of investment securities are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses, derivative termination fees and impairment of investment securities. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period.